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ROYAL COURT
(Samedi Division)

18th November 2015

Before : Commissioner J A Clyde-Smith and Jurats Marett-Crosby and Thomas

Between	**Consolidated Resources Armenia**	**Plaintiff**
And	**Global Gold Consolidated Resources Limited**	**First Defendant**
And	**Mr Van Krikorian**	**Second Defendant**
And	**Global Gold Corporation**	**Third Defendant**

Advocate P Nicholls for the plaintiff

Advocate C Swart for the second and third defendants

JUDGMENT

THE COMMISSIONER

1. The second defendant ("Mr Krikorian") and the third defendant ("Global Gold"), to whom we will refer jointly as "the defendants", apply by summons to have the interim injunctions imposed by the Court on 10th March 2014 set aside, the Jersey proceedings now having been stayed in their entirety in favour of arbitration in New York.

2. These proceedings have been the subject of a number of judgments of the Court, including that of 5th June 2014 (JRC 124) by which the Court declined to set aside the interim injunctions on the grounds of material non disclosure and that of 11th September 2014 (JRC 169) in which the defendants applied unsuccessfully for a stay of the Jersey proceedings in favour of arbitration in New York. The latter decision was overturned by the Court of Appeal, for the reasons set out in its judgment of 27th March 2015 (JCA 061) and a stay of the Jersey proceedings was ordered under Article 5 of the Arbitration (Jersey) Law 1998 ("the Arbitration Law") and under the Court's

inherent jurisdiction. It is on the basis of the Court of Appeal's decision that the defendants now apply to have the interim injunctions set aside.

3. For easy reading, we will set out the background following substantially that contained in the Court's judgment of 11th September 2014.

Background

4. The plaintiff ("Consolidated Resources") and Global Gold entered into a Joint Venture Agreement on 27th April 2011 ("the Joint Venture Agreement") to conduct and develop mining and exploration rights in two properties in Armenia. In very broad terms, the joint venture was to be conducted through a new company with Consolidated Resources investing an initial US$5M and Global Gold introducing the mining and exploration rights.

5. Pursuant to the Joint Venture Agreement, the parties incorporated the first defendant in Jersey (which we will refer to as "the Joint Venture Company") with the mining and exploration activities in due course being carried on by two Armenian entities owned through a wholly owned subsidiary of the Joint Venture Company incorporated in Delaware. On 18th February 2012 the parties executed a shareholders agreement (the "Shareholders Agreement") to regulate their interests in the Joint Venture Company.

6. It was agreed that Global Gold would own 51% and Consolidated Resources 49% of the equity in the Joint Venture Company, but the powers of the majority shareholder under the articles of association were heavily prescribed by the Shareholders Agreement. Each party can nominate one director for every 20% of the shares held (in practice, only one director has been nominated by each party so that there are two directors). Both directors have to be present for a meeting of the board to be quorate. Even then, there is a comprehensive list of matters that require the unanimous approval of the directors.

7. In addition, the Shareholders Agreement provides for a schedule of "Fundamental Matters" that require the approval of each nominated director. Accordingly, under the terms of the Shareholders Agreement, there is very little that the Joint Venture Company can do without the approval of the two directors nominated by the parties.

8. The companies beneath the Joint Venture Company are not so restricted. As we understand the position, the board of the underlying Delaware company comprises Mr Krikorian (who is of course

subject to the interim injunctions) and another director nominated by Global Gold and the directors of the two Armenian entities comprise persons nominated by Global Gold.

9. Mr Krikorian is the chairman and chief executive officer of Global Gold (which has some 1,300 shareholders and whose shares can be traded over the counter) and he was appointed executive chairman of the Joint Venture Company (in addition to being the director nominated by Global Gold). As such he is the chief executive of the Joint Venture Company in managing its operations. The other director, nominated by Consolidated Resources, is Mr Caralapati Premraj.

10. Mr Krikorian asserts that it was Mr Premraj (with another) who was held out to be the beneficial owner of Consolidated Resources during the negotiations leading up to the Joint Venture Agreement but Mr Joseph Borkowski has made the affirmations on behalf of Consolidated Resources and states that he is the sole director. It would appear to be the relationship between Mr Krikorian and Mr Borkowski that has broken down.

11. The history of the joint venture is convoluted, but for the purposes of this judgment, we would refer to the following:-

(i) On 17th January 2012, the Joint Venture Company executed an instrument (the "Note Instrument") by which convertible loan notes were issued to Consolidated Resources (part of the subject matter of the Order of Justice) and, according to the accounts, to Global Gold.

(ii) In February 2013, it was proposed that the shares of the Joint Venture Company be listed on AIM and each side blames the other for that proposal not coming to fruition.

(iii) In September 2013, heads of terms were agreed with an Australian public company Signature Gold Limited ("Signature"), the intention of which was for Signature to acquire the share capital of the Joint Venture Company in return for issuing new shares in Signature to the Joint Venture Company shareholders. An agreement was entered into on 22nd November 2013, but that proposal has not come to fruition for which the parties again blame each other. The problem appears to have been the inability of Consolidated Resources and Global Gold to agree on the level of debt due to them respectively by the Joint Venture Company and which it was proposed Signature would take responsibility for.

12. On 10th March 2014, Consolidated Resources obtained *ex parte* interim injunctions again all three defendants, which injunctions were amended by the Court on 2nd April 2014. The catalyst for Consolidated Resources seeking those interim injunctions was the issuing by Mr Krikorian of a

notice of a shareholders' and directors' meeting to take place on 12th February 2014. Mr Premraj did not attend that meeting and therefore the directors' meeting could not proceed. The shareholders' meeting was adjourned by Mr Krikorian to Friday 7th March 2014. Consolidated Resources was concerned that if the adjourned meeting proceeded the assets of the Joint Venture Company would be put in jeopardy.

13. The interim injunctions, as amended, are in the following terms:-

> "1 *Service of this Order of Justice upon the Defendants shall operate as an immediate interim injunction restraining [them] from in any disposing of or encumbering or dealing with or diminishing the value of any of the First Defendant's assets whether they are in or outside of Jersey.*
>
> 2. *Paragraph 1 above applies to all the First Defendant's assets whether or not they are in its own name and whether they are solely or jointly owned. For the purposes of this order the First Defendant's assets include any asset which it has the power, directly or indirectly, to dispose of or deal with as if it were its own. The First Defendant is to be regarded as having such power if a third party holds or controls the assets in accordance with its direct or indirect instructions.*
>
> 3. *Notwithstanding the orders at paragraphs 1 and 2 above, it shall not be a breach of the injunction to enter into any transaction or arrangement dealing with, encumbering or disposing or diminishing the value of any of the First Defendant's assets in the ordinary and proper course of business."*

Order of Justice

14. The claims brought by Consolidated Resources under the Order of Justice can be summarised as follows:-

(i) A demand against the Joint Venture Company for payment of US$1,670,033.44c being the amount due under the Convertible Loan Notes either issued or which should have been issued (and if issued, to the extent would by now have matured) pursuant to the Note Instrument.

(ii) A demand against Global Gold for the same sum, under the terms of the guarantee entered into by it on 19th February 2012 in respect of the obligations of the Joint Venture Company under the Convertible Loan Notes.

(iii) Orders under Article 143 of the Companies (Jersey) Law 1991 ("the Companies Law") on the ground that the affairs of the Joint Venture Company are being or have been conducted in a manner which is unfairly prejudicial to Consolidated Resources. In particular, orders are sought under Article 143:-

(a) That the defendants purchase shares of Consolidated Resources in the Joint Venture Company at a price to be assessed, or

(b) Consolidated Resources purchase the shares of Global Gold in the Joint Venture Company at a price to be assessed, or

(c) The defendants to pay damages in a sum to be assessed.

(iv) An account of the application of the sum of US$5M paid by Consolidated Resources to the Joint Venture Company.

(v) A just and equitable winding-up of the company under Article 155 of the Companies Law.

Judgment in default

15. The Court rejected an application by Consolidated Resources for judgment in default in relation to its monetary claims against the Joint Venture Company for the reasons set out in its judgment of 18th June 2014 (JRC 132). In essence, Global Gold and Consolidated Resources had responsibility for the internal administration of the Joint Venture Company, and it was through them that it had become deadlocked and was unable to defend itself. Quoting from paragraphs 30 and 32 of the judgment of the Commissioner: -

> ***"30 Until the Court can unravel what has gone on between the shareholders at the hearing of Consolidated Resources' applications under Articles 143 and 155, I must proceed on the basis that both shareholders have contributed to some extent at least to the Joint Venture Company being deadlocked and***

unable to act in its defence. It cannot be right in those circumstances for either shareholder to try to take advantage of that vulnerability on the part of the Joint Venture Company and seek judgment in default against it for monies advanced as part of the joint venture, knowing that it cannot defend the claim and then with that judgment seek to expropriate its underlying assets.

31 ...

32 I take the view that a fair trial of the claim against the Joint Venture Company in these circumstances is not possible. Justice demands that the status quo in relation to the subject matter of the dispute, which is essentially between the shareholders Consolidated Resources and Global Gold, be maintained pending the Court determining the relief sought by Consolidated Resources under either Article 143 or 155 of the Companies Law, assuming a stay is not granted in the meantime."

The Agreements

16. Consolidated Resources is an exempt non-resident Cayman Island company and Global Gold is a Delaware corporation, with its business office in New York. They are the principal parties to the Joint Venture Agreement; the remaining parties being affiliated to or wholly owned by them respectively. The Joint Venture Agreement is governed by the laws of New York. As its name implies, it establishes the joint venture between Consolidated Resources and Global Gold and provides for the formation of the Joint Venture Company, the transfer of assets to it, its funding and a potential public listing. It expressly contemplates the parties entering into a shareholders' agreement and sets out some of the terms that will be contained within it.

17. At paragraph 9.12 of the Joint Venture Agreement, it provides the following:-

"9.12 Dispute Resolution

9.12.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, or any non-contractual obligations arising out of or in connection with this Agreement

shall be settled through consultation, mediation or by arbitration pursuant to this section 9.12.

9.12.2 Before any party institutes an arbitration proceeding, it will use its best efforts to resolve the dispute through consultation with the other party, although no party shall be obligated to pursue such consultation for more than ninety (90) days after it has notified the other party of the dispute

9.12.3 In the event the parties are unable to amicably resolve any such dispute, the matter in dispute will be referred first to mediation and, if the parties are not able to resolve such dispute through mediation within thirty (30) days (or such other applicable time frame herein specifically stipulated to any particular matter or dispute), to arbitration in accordance with this Section 9.12. Any dispute not resolved by such negotiation and mediation shall be finally resolved by arbitration as set out in this Section 9.12.

9.12.4 Any party may refer any dispute arising under this Agreement for resolution through arbitrations under the supervision of and according to the procedural rules then in effect of the American Arbitration Association in New York City in accordance with its Commercial Arbitration rules including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof, including, without limitation, the competent courts of the Republic of Armenia."

18. The Shareholders' Agreement was entered into by Consolidated Resources, Global Gold and the Joint Venture Company on 18th February 2012 and it too is governed by the laws of New York. It contains no dispute of resolution clause but incorporated the Joint Venture Agreement within it.

19. The Court of Appeal found that it was the Joint Venture Agreement that was at the commercial centre of the joint venture between the parties. The dispute resolution provision within the Joint Venture Agreement was extremely widely drafted and the claims by Consolidated Resources for unfair prejudice, equitable winding up and an account of the application of the US$5M were subject to it. Pursuant to Article 5 of the Arbitration Law these claims were therefore stayed. The claim for US$1.6M under the Note Instrument and (by implication) the guarantee were, however, expressly subject to the exclusive jurisdiction of the Royal Court and were not capable of arbitration. These claims were stayed under the Court's inherent jurisdiction, as they are bound up with the dispute between the shareholders and should not proceed until that dispute had been resolved.

20. On 27th May 2015, the Court of Appeal refused an application by Consolidated Resources to appeal its decision to the Privy Council on the grounds that it had not shown there to be an arguable point of law of general public importance to be raised. Consolidated Resources have applied to the Privy Council for leave to appeal but it is not known when that application will be determined. The indications are that a decision might be forthcoming before the end of this year.

21. The dispute resolution provision within the Joint Venture Agreement requires at paragraph 9.12.3, as a preliminary step to arbitration, that any dispute should first be referred to mediation without specifying who should administer that mediation. On 20th July 2015, Mr Krikorian wrote to the American Arbitration Association ("AAA") requesting mediation. The AAA responded very promptly on 22nd July 2015 appointing Mr Juan Pablo Moyano as the case director. He pointed out that the dispute resolution clause did not specify who should administer the mediation and set up a conference call to discuss the matter further. In somewhat colourful language, Mr Borkowski made it clear that Consolidated Resources would not allow the AAA to administer a mediation. It was willing to have the mediation administered in Jersey with the parties "*having nothing to do with the AAA*".

Submissions in summary

22. Advocate Swart, for the defendants, questioned the existence of any injunction in relation to Mr Krikorian, citing the Court of Appeal judgment at paragraph 157:-

> ***"In the case of Mr Krikorian we think, provisionally, that the proceedings should be stayed pending the arbitration between Consolidated and Global Gold. There is no independent basis of claim properly put forward against him, so far as we can see; indeed it is not clear why he has been joined as a party at all."***

23. It was inappropriate for there to be an injunction against Mr Krikorian and it was unclear, quite separately from the question of any cause of action against him, why an injunction was obtained against him in the first place.

24. As to the Joint Venture Company and Global Gold, he said there has been a material change in circumstances, namely the order of the Court of Appeal staying the Jersey proceedings. The Court of Appeal decision is binding and is unaffected by the application for leave to appeal to the Privy Council. No steps have been taken by Consolidated Resources to pursue its claims through arbitration in New York and indeed, judging by its response to the request for mediation, it appears to oppose the determination of these disputes in New York. With the Jersey

proceedings being stayed, the juridical basis for the Court granting the injunctions in the first place is now gone and with it the Court's reason for granting them. It is trite that, as a matter of practice, the Court will not grant an injunction where the plaintiff has no underlying proceedings on foot and no immediate intention of issuing them (see Virani v Virani [2000] JLR 203 at pages 216 to 219 and VTB Capital plc v Nutritek International Corp [BVI HC (COM) 103 of 2011] at paragraph 5). In essence, there are no actual or intended proceedings which can form the underlying basis for an injunction.

25. The arbitration agreement, he pointed out, obtains an agreement to arbitrate emergency interim relief in the forum of New York:-

> ***"9.12.4 Any party may refer any dispute arising under this Agreement for resolution through arbitrations under the supervision of and according to the procedural rules then in effect of the American Arbitration Association in New York City in accordance with its Commercial Arbitration Rules including the Optional rules for Emergency Measures of Protection…"*** (emphasis added).

We were shown these rules which provided for the appointment of an emergency arbitrator within one business day of notification and within two business days of appointment the establishment of a schedule for consideration of the application for emergency relief.

26. As to the enforceability of any emergency protection awarded under these rules, Advocate Swart pointed out that both Mr Krikorian (who resides in New York) and Consolidated Resources were within the jurisdiction of the New York courts, the jurisdiction whose laws govern their relationships both under the Joint Venture Agreement and the Shareholders Agreement. The defendants will agree to an order setting aside the interim injunctions to be in a form which would allow plenty of time for Consolidated Resources to secure whatever interim measures the American Arbitration Emergency Tribunal or, for that matter, the New York courts would consider appropriate and would undertake not to use any such submission to New York arbitration against them in the appeal should it obtain leave from the Privy Council.

27. The outcome at present was, in effect, a stalemate, with the Jersey proceedings being stayed by the Court of Appeal in favour of arbitration in New York, but with Consolidated Resources refusing to arbitrate. The defendants simply wanted these disputes resolved as quickly as possible via the means agreed by the parties in the Joint Venture Agreement.

28. Mr Krikorian in his seventh and eighth affidavits deposed as to the financial prejudice to the defendants in the continuation of these injunctions, in particular in obtaining funding for the mining operations and the existence of an injunction putting potential investors off. Global Gold's investment of some US$30M in these projects was at risk, he said, in its entirety.

29. Mr Krikorian questioned the value of the cross undertaking in damages, the concern being that Consolidated Resources was a shell company incorporated in Cayman and enforcement of any damages would be difficult in the absence of fortification. He estimated the damage caused by the injunction could be as much as US$80M, being the amount of the Signature transaction referred to at paragraph 11(3) above.

30. Advocate Nicholls, for Consolidated Resources, described the application to lift the interim injunctions as entirely misconceived. The need to maintain the *status quo* was as strong as ever. The interim injunctions were necessary in order to ensure that the defendants did not take further steps to encumber the assets of the Joint Venture Company or to distribute or dissipate those assets in a way that would, on its case, be unfairly prejudicial; including, but not limited to the adopting of what Consolidated Resources considers to be a materially flawed audit in conjunction with an unlawful merger or winding up of the Joint Venture Company through irregular and/or unlawful meetings of its shareholders and/or board of directors. The consequences for Consolidated Resources if the defendants were allowed to conduct the affairs of the Joint Venture Company unfettered would be serious and there was a real risk that they would take steps that would render it fruitless for Consolidated Resources to obtain the relief that it seeks in these proceedings.

31. The decision of the Court of Appeal was irrelevant, he said, in that it did not alter the fact that the interim injunctions were required to preserve the *status quo* so as to ensure that the substantive resolution of the disputes between the parties were fruitful, whether those disputes were resolved in part by an arbitral tribunal and the remainder by the Royal Court or, should the Privy Council appeal be successful, whether the dispute as a whole is determined by the Royal Court itself – and that, in the meantime, Consolidated Resources does not suffer further potential unfair prejudice.

32. Lifting the injunctions will cause Consolidated Resources prejudice he further said, in that it would be forced to engage with the AAA in New York, fatally undermining its application to the Privy Council for leave to appeal. Even if the defendants agree not to use an application for emergency relief in New York against it in the appeal, it is not clear, and there is no guarantee, that Consolidated Resources would successfully obtain equivalent relief under the Emergency Protection Rules.

33. There was nothing, Advocate Nicholls submitted, in the defendants' complaints of prejudice which he said were woefully short on detail and consisted simply of broad assertions he had found it nigh impossible properly to respond to. The interim injunctions, after all, expressly permitted those actions or arrangements in the ordinary and proper course of business.

34. The Court had an express power, under Article 11(5) of the Arbitration Law to grant and/or continue interim injunctions to ensure that the resolution of the dispute by an arbitral tribunal is fruitful if a mandatory or discretionary stay is ordered of the Jersey proceedings in which the injunction is made.

35. Furthermore, he submitted that the Court had an inherent jurisdiction to grant or continue an interim injunction where it was just and convenient to do so (Walters v Bingham [1985-6] JLR 439). Furthermore, he said it could do so at the same time as ordering a mandatory stay, citing as authority the House of Lords decision in Channel Tunnel Group and Anor v Balfour Beatty Construction Limited and Others [1993] AC 334.

36. There was a desire on the part of the defendants, he said, to have the interim injunctions set aside in order to allow them to engage in precisely the prejudicial conduct as regards Consolidated Resources and its interests in the Joint Venture Company that the interim injunction protects it against and this should not be allowed.

Decision

37. Looking back to the circumstances in which the interim injunctions were first imposed, no disclosure had been made to the Deputy Bailiff, who granted them *ex parte*, of the dispute resolution provisions in the Joint Venture Agreement, so that it was anticipated that all of the issues raised by the Order of Justice would be dealt with before the Court; indeed, it was the Court's initial intention for the matter to be treated as a *cause de brièveté* bearing in mind the state of deadlock between the parties.

38. By paragraphs 25 and 26 of the Order of Justice, the imposition of the interim injunctions preventing the disposal, encumbrance or dissipation of the assets of the Joint Venture Company was premised upon an alleged failure by the defendants to provide an undertaking not to do so.

39. The Court of Appeal has subsequently found that the dispute resolution provisions in the Joint Venture Agreement were widely drawn to encompass all disputes arising out of the joint venture, unless expressly agreed otherwise (as in the case of the Note Instrument) and thus the claims in

respect of unfair prejudice, equitable winding up and an account are all governed by a requirement for arbitration in New York. As a consequence, the whole of the Jersey proceedings have now been stayed, allowing Consolidated Resources to pursue its remedies, if it wishes to do so, by way of arbitration in New York.

40. As the Court of Appeal said at paragraph 89:-

> ***"There are many good reasons why the shareholders in a company may agree to refer future or present disagreements to arbitration. They may wish to maintain confidentiality to preserve commercial secrets, or to avoid tarnishing the public reputation of the company perhaps to protect the price of the company's shares on a stock exchange. They may wish to have a method of achieving a speedier resolution than would be achievable through the courts. There is no public interest in denying parties the opportunity to do so unless there are third parties' rights that cannot be protected in the arbitration. The duty of the courts is to hold the parties to the agreement they have reached."***

41. The agreement reached by the parties in this case was for all disputes to be referred to arbitration in New York (save to the extent agreed otherwise) and it is the duty of this Court to hold Consolidated Resources to that agreement. It goes further, in that the parties expressly agreed to include "*the Optional Rules for Emergency Measures of Protection*". It is likewise the duty of this Court to hold Consolidated Resources to these rules.

42. The fact that Consolidated Resources has no guarantee as to what, if any, emergency protection it will be awarded under these provisions is immaterial, because that is the method it expressly agreed to in terms of interim protection. In Channel Tunnel Group v Balfour Beatty Construction, the House of Lords was concerned with an English/French law contract to build the Channel tunnel and a dispute resolution provision which required the parties to refer the matter first to a panel of experts and then to arbitration in Brussels. As Lord Mustill said at page 353:-

> ***"My Lords, I also have no doubt that this power should be exercised here. This is not the case of a jurisdiction clause, purporting to exclude an ordinary citizen from his access to a court and featuring inconspicuously in a standard printed form of contract. The parties here were large commercial enterprises, negotiating at arms length in the light of a long experience of construction contracts, of the types of disputes which typically arise under them, and of the various means which can be adopted to resolve such disputes. It is plain that clause***

67 was carefully drafted, and equally plain that all concerned must have recognised the potential weaknesses of the two-stage procedure and concluded that despite them there was a balance of practical advantage over the alternative of proceedings before the national courts of England and France. Having made this choice I believe that it is in accordance, not only with the presumption exemplified in the English cases cited above that those who make agreements for the resolution of disputes must show good reasons for departing from them, but also with the interests of the orderly regulation of international commerce, that having promised to take their complaints to the experts and if necessary to the arbitrators, that is where the appellants should go. The fact that the appellants now find their chosen method too slow to suit their purpose, is to my way of thinking quite beside the point."

43. It is reasonable for us to assume that the individuals behind the parties to the Joint Venture Agreement are equally experienced businessmen and negotiated the Joint Venture Agreement and the subsequent documents at arms' length and in the light of long experience in the field of contracts of this kind.

44. The decision in Channel Tunnel Group v Balfour Beatty is instructive and being in the field of arbitration law of the highest persuasive authority. The House of Lords considered whether the English court, having stayed the English proceedings in favour of a foreign arbitration, had jurisdiction under Section 12(6)(h) of the Arbitration Act 1950 to grant interim injunctions in support of that foreign arbitration. Section 12(6)(h) is in the following terms: -

"(6) The High Court shall have, for the purpose of and in relation to a reference, the same power of making orders in respect of ... (h) injunctions or the appointment of a receiver; as it has for the purpose of and in relation to an action or matter in the High Court ...".

45. This provision is similar to Article 11(5) of the Arbitration Law upon which Advocate Nicholls relied for giving the Court express power to maintain the interim injunction. We set out the whole of Article 11 to set sub-article (5) in context:-

"11 Conduct of proceedings, witnesses, etc.

(1) Unless a contrary intention is expressed therein, every arbitration agreement shall, where such a provision is applicable to the reference, be deemed to contain a provision that the

parties to the reference, and all persons claiming through them respectively, shall, subject to any legal objection, submit to be examined by the arbitrator or umpire all documents within their possession or power respectively which may be required or called for, and do all other things which during the proceedings on the reference the arbitrator or umpire may require.

(2) Unless a contrary intention is expressed therein, every arbitration agreement shall, where such a provision is applicable to the reference, be deemed to contain a provision that the witnesses on the reference shall, if the arbitrator or umpire thinks fit, be examined on oath or solemn affirmation.

(3) An arbitrator or umpire shall, unless a contrary intention is expressed in the arbitration agreement, have power to administer oaths to, or take the solemn affirmations of, the parties to and witnesses on a reference under the agreement.

(4) Any party to a reference under an arbitration agreement may cause a summons to be served on any person, in the same manner as a summons may be served upon any person in respect of a civil action before the court, summoning that person to attend before the arbitrator or umpire for the purpose of giving evidence or producing any document likely to assist the arbitrator or umpire in determining the question in dispute; and a person so summoned shall be under a like obligation as to the giving of any evidence and the production of any document as if the person were so summoned in respect of such an action.

(5) The Court shall have, for the purpose and in relation to a reference under an arbitration agreement, the same power of making orders in respect of –

(a) the issue of a commission or request for the examination of a witness out of Jersey; and

(b) matters of procedure and other matters incidental to the reference,

as it has for the purpose of and in relation to a civil action before the Court;

Provided that nothing in this Article shall be taken to prejudice any power which may be vested in an arbitrator or umpire of making orders with respect to any of the matters aforesaid."

46. Lord Mustill at page 357 considered whether Section 12(6)(h) had any application to a foreign arbitration and said this:-

> ***"It is by now firmly established that more than one national system of law may bear upon an international arbitration. Thus, there is the proper law which regulates the substantive rights and duties of the parties to the contract from which the dispute has arisen. Exceptionally, this may differ from the national law governing the interpretation of the agreement to submit the dispute to arbitration. Less exceptionally it may also differ from the national law which the parties have expressly or by implication selected to govern the relationship between themselves and the arbitrator in the conduct of the arbitration: the "curial law" of the arbitration, as it is often called. The construction contract provides an example. The proper substantive law of this contract is the law, if such it can be called, chosen in clause 68 [English and French law combined]. But the curial law must I believe be the law of Belgium. Certainly there may sometimes be an express choice of a curial law which is not the law of the place where the arbitration is to be held: but in the absence of an explicit choice of this kind, or at least some very strong pointer in the agreement to show that such a choice was intended, the inference that the parties when contracting to arbitrate in a particular place consented to having the arbitral process governed by the law of that place is irresistible."***

47. In the case before us, the parties have agreed that New York law will govern both the Joint Venture Agreement and the Shareholders Agreement and that the arbitration will take place in New York. It seems to us that the inference that the parties consented to having the arbitral process governed by New York law is similarly irresistible.

48. Lord Mustill continued:-

"But a national court may also be invited, as in the present case, to play a secondary role, not in the direct enforcement of the contract to arbitrate, but in the taking of measures to make the work of the chosen tribunal more effective. Here, the matter is before the court solely because the court happens to have under its own procedural rules the power to assert a personal jurisdiction over the parties, and to enforce protective measures against them. Any court satisfying this requirement will serve the purpose, whether or not it has any prior connection with the arbitral agreement or the arbitration process. In the present case, the English court has been drawn into this dispute only because it happens to have territorial jurisdiction over the respondents, and the means to enforce its orders against them. The French court would have served just as well, and if the present application had been made in Paris we should have found the French court considering the same questions as have been canvassed on this appeal, but from a different perspective.

The distinction between the internal and external application of national arbitration laws is important. In my opinion, when deciding whether a statutory or other power is capable of being exercised by the English courts in relation to clause 67, and if it is so capable whether it should in fact be exercised, the court should bear constantly in mind that English law, like French law, is a stranger to this Belgian arbitration, and that the respondents are not before the English court by choice. In such a situation the court should be very cautious in its approach both to the existence and to the exercise of supervisory and supportive measures, lest it cut across the grain of the chosen curial law."

Again, in the case before us, the Jersey Court has been drawn into this dispute because the Joint Venture Company is incorporated here (and the parties have given this Court exclusive jurisdiction over the Note Instrument), but otherwise this jurisdiction has no other connection with the parties. This Court is a stranger to the New York arbitration and the defendants are not here by choice. We should, therefore, be very cautious in our approach in terms of measures we are being asked to continue, lest it cut across the grain of New York law.

49. The House of Lords found that the English court had no power to grant an interim injunction under Section 12)(6)(h) in respect of a foreign arbitration. It went on to find, however, that it had jurisdiction under Section 37 of the Supreme Court Act, 1981 (effectively an inherent jurisdiction) to do so, a jurisdiction which it said it had used with great caution. Quoting from Lord Mustill's judgment at page 365:-

> ***"Once again, if the English court grants an interlocutory injunction by way of interim protection under section 37 of the Act of 1981 it is not playing any part in the decision of the dispute, but is simply doing its best to ensure that the resolution by the arbitrators is fruitful. Common sense and logic suggest that the analysis must be the same where the application for the interlocutory injunction is associated with the commencement of an action which the court is obliged to stay. Common sense, because it cannot be right that by starting the action the plaintiff automatically forfeits any right to ancillary relief to which he would otherwise be entitled. Logic, because the purpose of the stay is to remove from the court the task of deciding the substantive dispute, so that if can be entrusted to the chosen tribunal. This is what the court is bound to do, by virtue of the New York Convention. But neither the arbitration agreement nor the Convention contemplate that by transferring to the arbitrators the substance of the dispute, the court also divests itself of the right to use the sanctions of municipal law, which are not available to the arbitrators, in order to ensure that the arbitration is carried forward to the best advantage.***
>
> ***I thus see no difficulty in principle in an order which combines a mandatory stay with an interlocutory injunction by way of interim relief."***

50. The House of Lords declined to exercise its discretion to grant an interim injunction in that case, because it would pre-empt the decision of the panel of experts or arbitrators. Lord Mustill stressed at page 367 that the court should approach the making of an order with "***the utmost caution***" and should be prepared to act "***only when the balance of advantage plainly favours the grant of relief***".

51. In our view, Article 11(5) of the Arbitration Law, set in context, is similarly intended to apply to arbitration within Jersey, coming within the section headed "Arbitration in Jersey" and as the remaining provisions within that article make plain. They relate to the conduct of the arbitration itself, including, for example, a power under Article 11(5)(a) to issue a request for the examination of witnesses "out of Jersey". It cannot have been the intention of the legislature for this court to seek to exercise such powers over the conduct of a foreign arbitration governed by foreign law. There is therefore no express power under the Arbitration Law for the Court to issue or maintain an interim injunction in support of a foreign arbitration.

52. We accept, however, that the Court has an inherent jurisdiction to combine a mandatory stay with an interim injunction in order to ensure that the foreign arbitration is carried forward to the best

advantage, a jurisdiction to be exercised with great caution for the reasons set out in Channel Tunnel Group v Balfour Beatty Construction.

53. We therefore do not see this so much in terms of the balance of convenience and preserving the *status quo*, but more in terms of jurisdiction and of holding Consolidated Resources to what it has expressly agreed, both in relation to arbitration and to the Emergency Measures of Protection rules.

54. We conclude that this Court, as a stranger to the arbitral process in New York, should not continue the interim injunctions originally imposed in support of the Jersey proceedings. We do so for two reasons: -

(i) Consolidated Resources has not instituted arbitration proceedings in New York and as plaintiff, it is for it to do so. Accordingly, there is currently no foreign arbitration for this Court to carry forward to the best advantage.

(ii) In any event we see no balance of advantage in maintaining the interim injunctions when Consolidated Resources has expressly agreed to seek any interim protection it may need under the Emergency Measures of Protection rules and in the light of the undertaking given by the defendants not to use the invocation of those rules against Consolidated Resources should leave be granted by the Privy Council for its appeal.

55. The Jersey proceedings have now been stayed in their entirety and the process of arbitration, should it be pursued by Consolidated Resources, will be governed by New York law where the arbitration is to take place and to the jurisdiction of whose courts the defendants are personally subject. For this Court to continue the interim injunctions would risk cutting across the grain of the chosen curial law.

56. If Consolidated Resources requires interim protection, then it should apply under the rules it has expressly agreed to use. Whether or not it can obtain the same level of protection as contained in the interim injunctions is quite beside the point; that is its chosen method.

57. It is the case, as Advocate Nicolls pointed out, that rule 0-7 of the Emergency Measures of Protection rules provides: -

"A request for interim measures addressed by a party to a judicial authority shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate"

58. It goes on to provide for directions to be given by such a judicial authority for the nomination of a special master to consider and report on the application for emergency measures. This provision does not detract from the fact that the Emergency Measures of Protection rules are the method expressly chosen by Consolidated Resources for obtaining interim relief and it does not alter the cautious approach to be taken by this judicial authority in respect of a request for the continuation of interim injunctions in relation to an arbitration to be conducted in New York, as per Channel Tunnel Group v Balfour Beatty Construction. The Joint Venture Company is incorporated here but a company can only act through its agents, in this case persons appointed by its shareholders Global Gold and Consolidated Resources. It is the conduct of Global Gold as shareholder and Mr Krikorian as director, both of whom are subject to the jurisdiction of the New York courts, that Consolidated Resources seeks to control under agreements governed by New York law.

59. Leave to appeal the Court of Appeal decision has been refused by the Court of Appeal and the fact that Consolidated Resources is applying directly to the Privy Council for leave to appeal does not, in our view, alter the position, which is as set out in the Court of Appeal's judgment, namely that all of the proceedings in Jersey are stayed and if the matter is to be pursued by Consolidated Resources, it is through the arbitration provisions to which it has expressly agreed.

60. We do therefore set aside the interim injunctions with effect from 30 days from the date that this judgment is handed down, in order to give Consolidated Resources time to invoke the Emergency Measures of Protection rules, if it wishes to do so, and we note the undertaking given by Mr Krikorian on behalf of the defendants in this respect and as specifically set out in paragraph 11 of his eighth affidavit.